UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                        Filed pursuant to Section 16(a) of the
                                        Securities Exchange Act of 1934,
                                        Section 17(a) of the Public
                                        Utility Holding Company Act of
                                        1935 or Section 30(f) of the
                                        Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1.  NAME AND ADDRESS OF REPORTING PERSON*

Fisher                        Richard                 B.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)


-------------------------------------------------------------------------------
2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      5/13/98

-------------------------------------------------------------------------------
3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


-------------------------------------------------------------------------------
4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors Inc.      FII

-------------------------------------------------------------------------------
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE) ______Director _________10% Owner ___X__Officer (give title below)
_________Other (specify below)
      Executive Vice President

-------------------------------------------------------------------------------
6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


-------------------------------------------------------------------------------
7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___ Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

-------------------------------------------------------------------------------

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-------------------------------------------------------------------------------
1. TITLE OF SECURITY    2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)              SECURITIES     FORM:          BENEFICIAL
                           BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)
                           OWNED          OR
                           (INSTR. 4)     INDIRECT
                                          (I)
                                          (INSTR. 5)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Class B Common Stock           4,800,000      I         By Fisher Investment
                                                        Company
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).





        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. TITLE OF DERIVATIVE  2. DATE              3.  TITLE AND AMOUNT OF SECURITIES       4.CONVERSION   5. OWNERSHIP      6.  NATURE
   SECURITY                EXERCISABLE           UNDERLYING DERIVATIVE SECURITY         OR              FORM OF         OF INDIRECT
   (INSTR. 4)              AND EXPIRATION        INSTR. 4)                              EXERCISE        DERIVATIVE      BENEFICIAL
                           DATE                                                         PRICE OF        SECURITY        OWNERSHIP
                           (MONTH/DAY/YEAR)                                             DERIVATIVE      DIRECT (D)       (INSTR. 5)
                                                                                        SECURITY        OR INDIRECT (I)
                                                                                        (INSTR. 5)

                        Date         Expiration    Title           Amount or Number
                        Exercisable  Date                               of Shares




** Intentional misstaments or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.



/s/Richard B. Fisher
**Signature of Reporting Person                            Date